Exhibit 99.1

CSB BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

Fourth Quarter Highlights

	Quarter Ended December 31, 2020	Quarter Ended December 31, 2019
Diluted earnings per share	$0.97	$0.95
Net Income	$2,679,000	$2,593,000
Return on average common equity	11.45%	12.13%
Return on average assets	1.05%	1.27%

Millersburg, Ohio – January 25, 2021 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced fourth quarter 2020 net income of $2,679,000, or $0.97 per basic and diluted share, as compared to $2,593,000, or $0.95 per basic and diluted share, for the same period in 2019.  Income before federal income tax amounted to $3,319,000, an increase of 3% over the same quarter in the prior year. For the twelve-month period ended December 31, 2020 net income totaled $10,568,000 compared to $10,414,000 for the same period last year, an increase of   1.5%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 11.45% and 1.05%, respectively, compared with 12.13% and 1.27% for the fourth quarter of 2019.

Eddie Steiner, President and CEO stated, “Full year net income increased 1.5% from the prior year, with fourth quarter net income 3% above last year’s ending quarter.  Factors related to the COVID-19 pandemic, including very low prevailing interest rates and various government stimulus measures have appreciably curtailed business borrowing levels and compressed net interest margins.  However, strong demand for home mortgage originations and Paycheck Protection Program (PPP) lending have combined to offset the softer earnings performance in other areas of the bank.  CSB is in an excellent position to continue supporting our markets, and we are actively lending in all areas of consumer and business borrowing needs, including the newest round of PPP funding activities.”

Net interest income and noninterest income, on a fully taxable equivalent basis, totaled $9.3 million during the quarter, an increase of $693 thousand from the prior-year fourth quarter.   Net interest income increased $55 thousand, or 1%, in the fourth quarter of 2020 compared to the same period in 2019.

Loan interest income including fees increased $152 thousand during fourth quarter 2020 as compared to the same quarter in 2019, an increase of 2%. Average total loan balances during the current quarter were $65 million higher than the year ago quarter, an increase of 12%.  Loan yields for fourth quarter 2020 averaged 4.63%, a decrease of 42 basis points from the 2019 fourth quarter average of 5.05%.

The net interest margin was 2.97% compared to 3.73% for fourth quarter 2019. The tax equivalency effect on the margin remained stable at 0.02% in the comparable fourth quarters.

Due to COVID related factors, an increased provision for loan losses of $378 thousand was recognized for the fourth quarter ended December 31, 2020 as compared to $285 thousand for the prior year quarter.  Credit quality within the loan portfolio has not been significantly affected by COVID factors to date.  However, a significant degree of COVID-related uncertainty remains, and the eventual damage to household and business balance sheets cannot be fully measured at this time.

Noninterest income increased 44%, compared to fourth quarter of 2019, fueled by historic growth in gain on sale of real estate loans into the secondary market, increases in debit card fee income, and bank owned life insurance values. These increases were partially offset by decreases in service charges on deposit accounts as both consumer and business accounts maintained increased deposit balances from government stimulus payments and loans provided by the bank within the PPP.

Noninterest expense increased 10% from fourth quarter 2019. Salary and employee benefit costs increased $191 thousand, or 7%, compared to the prior year quarter, as a result of increases in base compensation and commissions, incentive accruals, medical insurance costs and employers FICA expense. FDIC insurance expense increased $100 thousand as the prior year quarter reflected the use of Small Bank Assessment Credits.  Software increased by $82 thousand reflecting investment in new platforms.  Professional and directors’ fees increased $72 thousand, or 20%, reflecting increases in outside service fees.    Marketing and public relations decreased by $21 thousand, or 16%, reflecting the continuing pandemic-related shut down of activities in fourth quarter 2020. The Company’s fourth quarter efficiency ratio increased to 59.8% compared to 58.7%.

Federal income tax expense totaled $640 thousand in fourth quarter 2020, as compared to $623 thousand tax expense for the same quarter in 2019. The effective tax rate approximated 19% in both periods.

Average total assets during the quarter rose to $1 billion, an increase of $206 million, or 25%, above the same quarter of the prior year.  Liquidity increased as the Company’s average interest-bearing balances with banks increased $103 million during the quarter to $194 million as compared to the fourth quarter in 2019. Average loan balances of $619 million increased $65 million, or 12%, from the prior year fourth quarter while average securities balances of $153 million increased $36 million, or 30%, as compared to fourth quarter 2019.

Average commercial loan balances for the quarter, including commercial real estate, increased $64 million, or 18%, from prior year levels. This amount includes $84 million in average PPP loan balances originated in 2020. Excluding average PPP loan balances, commercial loans decreased year over year as borrowers reduced outstanding commercial line balances during the pandemic-related contraction in economic activity. Average residential mortgage balances increased $9 million, or 8%, over the prior year’s quarter while home equity lines of credit decreased $7 million over the prior year’s quarter as they were refinanced into low-rate term mortgages.  Average consumer credit balances decreased $2 million, or 9%, versus the same quarter of the prior year.

Nonperforming assets decreased $162 thousand from December 31, 2019 to $4.5 million, or 0.74%, of total loans plus other real estate on December 31, 2020.  On December 31, 2020, approximately $1.1 million of the non-performing loan total is guaranteed by either USDA or the SBA.  Delinquent loan balances as of December 31, 2020 decreased to 0.88% of total loans as compared to 1.02% on December 31, 2019.

Net loan charge-offs recognized during fourth quarter 2020 were $459 thousand, or 0.29% annualized, compared to fourth quarter 2019 net loan losses of $45 thousand. The allowance for loan losses amounted to 1.36% of total loans on December 31, 2020 as compared to 1.27% on December 31, 2019.

Average deposit balances grew on a quarter over prior year quarter comparison by $195 million, or 29%.  For the fourth quarter 2020, the average cost of deposits amounted to 0.27%, as compared to 0.52% for the fourth quarter 2019.  During the fourth quarter 2020, increases in average deposit balances over the prior year quarter included noninterest-bearing demand accounts of $58 million and interest-bearing demand and savings accounts of $140 million. The average balance of securities sold under repurchase agreement during the fourth quarter of 2020 increased by $2 million, or 6%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $93.9 million on December 31, 2020 with 2.7 million common shares outstanding.  The average equity to assets ratio amounted to 9.1% on December 31, 2020 and 10.4% on December 31, 2019.  The Company declared a fourth quarter dividend of $0.29, producing an annualized yield of 3.3% based on the December 31, 2020 closing price of $35.00.

Cares Act and related events

A second stimulus bill was signed into law on December 27, 2020 adding additional emergency relief to the March 2020 Cares Act. The December relief effort includes a second round of SBA’s PPP for qualifying businesses as well as additional emergency relief programs.  We facilitated and funded more than 750 of these government assistance loans totaling approximately $92 million in the first round.  As of December 31, 2020, $22 million has been received from the SBA in forgiveness and we expect the majority of the PPP loan dollars will ultimately qualify for borrower forgiveness under the guidelines of the SBA program. We have begun to originate second round PPP loans in January 2021 and have underwritten over $18 million in additional applications during the first few days of the program.

During the year we also extended loan modifications to qualifying commercial and consumer loan customers to deal with the uncertainty of the economy.  Customers could request relief from their total payment or place their obligation on interest only for a period of 3-4 months, with maturities extended on these modified loans.  As of December 31, 2020, loans which have not reentered regular payment include $12 million of term commercial loans and $475 thousand of consumer loans.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1 billion as of December 31, 2020. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products.  Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.  The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2020	2020	2020	2020	2019	2020	2019
EARNINGS	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	12 months	12 months
Net interest income FTE (a)	$7,223	$7,077	$7,048	$6,953	$7,168	$28,301	$28,556
Provision for loan losses	378	377	717	178	285	1,650	1,140
Other income	2,089	1,862	1,641	1,343	1,451	6,935	5,428
Other expenses	5,576	5,050	4,709	5,007	5,079	20,342	19,769
FTE adjustment (a)	39	36	36	37	39	148	157
Net income	2,679	2,800	2,606	2,483	2,593	10,568	10,414
Diluted earnings per share	0.97	1.02	0.95	0.91	0.95	3.85	3.80

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.05%	1.14%	1.15%	1.23%	1.27%	1.13%	1.36%
Return on average common equity (ROE), annualized	11.45	12.19	11.72	11.47	12.13	11.71	12.77
Net interest margin FTE (a)	2.97	3.04	3.29	3.67	3.73	3.22	3.97
Efficiency ratio	59.75	56.32	54.05	60.08	58.74	57.55	58.00
Number of full-time equivalent employees	171	169	169	172	171

MARKET DATA
Book value/common share	$34.23	$33.49	$32.81	$31.95	$31.17
Period-end common share mkt value	35.00	30.00	32.00	35.00	40.97
Market as a % of book	102.25%	89.58%	97.53%	109.55%	131.44%
Price-to-earnings ratio	9.09	7.83	8.44	9.26	10.78
Cash dividends/common share	$0.29	$0.28	$0.28	$0.28	$0.28	$1.13	$1.08
Common stock dividend payout ratio	29.90%	27.45%	29.47%	30.77%	29.47%	29.35%	28.42%
Average basic common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,296
Average diluted common shares	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350	2,742,296
Period end common shares outstanding	2,742,350	2,742,350	2,742,350	2,742,350	2,742,350
Common stock market capitalization	$95,982	$82,271	$87,755	$95,982	$112,354

ASSET QUALITY
Gross charge-offs	$511	$28	$17	$86	$59	$642	$258
Net charge-offs (recoveries)	459	(143)	3	74	44	393	30
Allowance for loan losses	8,274	8,355	7,835	7,120	7,017
Nonperforming assets (NPAs)	4,497	4,102	4,481	4,468	4,659
Net charge-off (recovery) /average loans ratio	0.29%	(0.09)%	0.00%	0.05%	0.03%	0.06%	0.01%
Allowance for loan losses/period-end loans	1.36	1.33	1.23	1.28	1.27
NPAs/loans and other real estate	0.74	0.65	0.70	0.80	0.84
Allowance for loan losses/nonperforming loans	183.99	203.71	178.78	162.97	154.55

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.68%	8.86%	8.90%	10.28%	9.91%
Average equity to assets	9.13	9.33	9.79	10.72	10.43
Average equity to loans	15.02	14.39	14.38	15.55	15.29
Average loans to deposits	70.81	76.22	80.95	82.61	81.62

AVERAGE BALANCES
Assets	$1,018,770	$979,806	$912,875	$812,409	$812,481	$931,330	$765,722
Earning assets	966,304	926,377	860,838	761,619	763,244	879,153	719,127
Loans	619,455	635,124	621,710	560,142	554,556	609,207	552,014
Deposits	874,820	833,288	767,988	678,090	679,473	788,904	636,441
Shareholders' equity	93,042	91,409	89,404	87,090	84,777	90,247	81,547

ENDING BALANCES
Assets	$1,031,632	$987,978	$965,179	$810,041	$818,683
Earning assets	977,092	936,323	913,813	757,769	767,345
Loans	609,159	628,084	636,799	555,320	551,633
Deposits	891,562	840,656	815,961	671,162	683,546
Shareholders' equity	93,859	91,853	89,967	87,629	85,476

NOTES:

(a) - Net Interest income on a fully tax-equivalent ("FTE") basis restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate.  Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP measure.

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	December 31,	December 31,
(Dollars in thousands, except per share data)	2020	2019
ASSETS
Cash and cash equivalents
Cash and due from banks	$19,281	$17,648
Interest-earning deposits in other banks	162,371	84,369
Total cash and cash equivalents	181,652	102,017
Securities
Available-for-sale, at fair-value	190,438	112,146
Held-to-maturity	9,045	13,869
Equity securities	87	92
Restricted stock, at cost	4,614	4,614
Total securities	204,184	130,721

Loans held for sale	1,378	622
Loans	609,159	551,633
Less allowance for loan losses	8,274	7,017
Net loans	600,885	544,616

Premises and equipment, net	12,633	12,040
Goodwill and core deposit intangible	4,772	4,831
Bank owned life insurance	21,416	18,894
Accrued interest receivable and other assets	4,712	4,942
TOTAL ASSETS	$1,031,632	$818,683

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
Noninterest-bearing	$272,051	$193,425
Interest-bearing	619,511	490,121
Total deposits	891,562	683,546

Short-term borrowings	37,215	38,889
Other borrowings	4,664	6,330
Accrued interest payable and other liabilities	4,332	4,442
Total liabilities	937,773	733,207
Shareholders' equity
Common stock, $6.25 par value. Authorized
9,000,000 shares; issued 2,980,602 shares
in 2020 and 2019	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	69,209	61,740
Treasury stock at cost - 238,252 shares in 2020
and 2019	(4,780)	(4,780)
Accumulated other comprehensive income	986	72
Total shareholders' equity	93,859	85,476
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,031,632	$818,683

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Twelve months ended
(Unaudited)	December 30,		December 30,
(Dollars in thousands, except per share data)	2020	2019	2020	2019
Interest and dividend income:
Loans, including fees	$7,209	$7,057	$28,354	$28,553
Taxable securities	421	542	1,882	2,247
Nontaxable securities	121	130	464	532
Other	53	381	366	1,129
Total interest and dividend income	7,804	8,110	31,066	32,461
Interest expense:
Deposits	584	898	2,723	3,609
Short-term and other borrowings	36	83	190	453
Total interest expense	620	981	2,913	4,062
Net interest income	7,184	7,129	28,153	28,399
Provision for loan losses	378	285	1,650	1,140
Net interest income after provision
for loan losses	6,806	6,844	26,503	27,259
Noninterest income
Service charges on deposits accounts	250	313	1,003	1,252
Trust services	234	229	896	899
Debit card interchange fees	453	389	1,661	1,481
Gain on sale of loans	762	174	1,951	462
Market value change in equity securities	5	-	(4)	9
Other	385	346	1,428	1,325
Total noninterest income	2,089	1,451	6,935	5,428

Noninterest expenses
Salaries and employee benefits	3,104	2,913	11,707	11,663
Occupancy expense	242	215	953	832
Equipment expense	151	163	657	571
Professional and director fees	441	369	1,284	1,332
Software expense	346	264	1,101	938
Marketing and public relations	109	130	398	535
Debit card expense	171	153	621	554
Other expenses	1,012	872	3,621	3,344
Total noninterest expenses	5,576	5,079	20,342	19,769
Income before income tax	3,319	3,216	13,096	12,918
Federal income tax provision	640	623	2,528	2,504
Net income	$2,679	$2,593	$10,568	$10,414
Net income per share:
Basic	$0.97	$0.95	$3.85	$3.80

Diluted	$0.97	$0.95	$3.85	$3.80